Exhibit 99.1

For Immediate Release: Wednesday, February 17, 2010	Contact: Trey Whichard (713) 651-4406
KEY ENERGY SERVICES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS
HOUSTON, TX, February 17, 2010 - Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter and year ended December 31, 2009. The company’s earnings conference call will be held tomorrow at 10:00 a.m. CST.
Fourth Quarter and Year End Results
For the fourth quarter of 2009, Key reported revenue of $267.5 million and a net loss of $13.6 million, or $0.11 per fully diluted share. Compared to the previous quarter, revenue increased 13%. Excluding the impact of the $159.8 million pre-tax charges for service rig retirements and asset impairments in the third quarter ($0.83 per share), fourth quarter earnings improved 44% from a third quarter net loss of $24.1 million.
The following table sets forth data for the fourth quarter of 2009 and prior quarterly periods:

	Three Months Ended (unaudited)
	December 31,	September 30,	December 31,
	2009	2009	2008
	(in millions, except per share data)
Revenues	$267.5	$237.7	$478.1
(Loss) income attributable to common stockholders	$(13.6)	$(124.9)	$(42.9)
Diluted (loss) earnings per share	$(0.11)	$(1.03)	$(0.35)
Adjusted EBITDA (defined below)	$25.5	$16.7	$115.7
For the year ended December 31, 2009, Key reported revenue of $1.1 billion and a net loss of $156.1 million, or $1.29 per fully diluted share. Excluding the third quarter charges noted above, the net loss for the year was $55.1 million, or $0.46 per fully diluted share.
The following table sets forth data for the full year 2009 and 2008:

	Year Ended (unaudited)
	December 31,	December 31,
	2009	2008
	(in millions, except per share data)

Revenues	$1,078.7	$1,972.1
(Loss) income attributable to common stockholders	$(156.1)	$84.1
Diluted (loss) earnings per share	$(1.29)	$0.67
Adjusted EBITDA (defined below)	$120.5	$474.9
Well Servicing
For the Well Servicing segment, fourth quarter revenue was $211.5 million, up 9% from $194.1 million generated in the third quarter. Sequentially, revenue generated in the U.S. increased 3% and international revenues increased 26%. Fourth quarter operating income was $13.8 million, up $5.9 million, or 74% from the previous quarter, excluding $65.9 million in pre-tax charges related to well service rigs retired in the third quarter. Fourth quarter operating income includes the benefit of approximately $3.7 million of reduced depreciation expense, primarily resulting from the rig retirements in the third quarter.

Production Services
For the Production Services segment, fourth quarter revenue was $56.1 million, up 29% from the previous quarter, primarily from a 54% increase in pressure pumping revenue. Operating income increased by $9.2 million sequentially, excluding the pre-tax charge of $93.9 million for asset impairments recorded in the third quarter. Fourth quarter operating income included the benefit of approximately $3.4 million in reduced depreciation expense, primarily resulting from the asset impairment in the third quarter.
International
Key reported a full quarter of results from its Russian business in the fourth quarter. Revenue recorded for Russia in the quarter was $7.9 million compared to $1.3 million in the third quarter.
The first shipments of equipment from Key have arrived in the Russian Federation, and are expected to be operating by the end of the first quarter of 2010. This first shipment includes two 100-ton well service rigs and one 200-ton drilling rig. An additional 200-ton drilling rig is expected to arrive in Russia and be operating during the second quarter of 2010.
Demand remained strong in Mexico with revenues increasing 19% from the third quarter.
Operating conditions in Argentina have begun to stabilize. Revenue was up 2% during the fourth quarter, and the company began to prepare for additional work that has been requested by customers.
General and Administrative
Total general and administrative expenses were $43.5 million for the fourth quarter, compared to $41.1 million in the previous quarter, an increase of $2.4 million. This increase was primarily a result of equity based compensation tied to Key’s stock price and a holiday bonus paid to all non-officer employees.
Liquidity and Capital Expenditures
Total capital expenditures were approximately $25.5 million during the quarter and $128.4 million for the full year. The company expects capital expenditures for 2010 to approximate $140.0 million. The company’s consolidated cash balance was $37.4 million at December 31, 2009. In addition to an increase in working capital demands, the reduction in cash from the end of the third quarter is primarily attributed to scheduled debt and interest payments.
Overview and Outlook
Commenting on the fourth quarter and industry conditions, Chairman, President and CEO Dick Alario stated, “We experienced a turning point in activity during the fourth quarter that continues through today. As of last week, the Baker Hughes U.S. land based rig count was up 30% from where we began the fourth quarter. Although the oil directed rig count is up 47% within this timeframe, our larger customers have just recently become more active. In addition to an improving oil market, industry-wide activity in the U.S. gas market has increased 23% since the beginning of the fourth quarter.”
Alario continued, “We believe Key is well positioned to take advantage of the overall increase in U.S. market activity, and based on expectations of increased customer spending in 2010, we are projecting our U.S. based revenue to increase approximately 15% to 20% from 2009. We believe international revenue will increase 50% to 60% with the addition of our Russian business, improving market conditions in Argentina and expected higher activity in Mexico. Finally, I would like to thank our employees and acknowledge them for their initiative and commitment through a difficult market during 2009 in finding ways to make Key a more efficient company.”
Conference Call
As previously announced, Key will hold a conference call to discuss its fourth quarter and full year 2009 financial results on February 18, 2010 at 10:00 a.m. CST. To access the call in the U.S. and Canada please dial the following number: (877) 809-3720 and ask for the “Key Energy Services Conference Call.” International callers should dial (660) 422-4879. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on February 18, 2010, beginning at 2:00 p.m. CST and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 50936218.

Condensed Consolidated Statements of Operations (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
		(unaudited)

REVENUES	$267,547	$478,066	$1,078,665	$1,972,088

COSTS AND EXPENSES:
Direct operating expenses	198,476	304,003	779,457	1,250,327
Depreciation and amortization expense	37,138	45,851	169,562	170,774
General and administrative expenses	43,524	69,249	178,696	257,707
Asset retirements and impairments	—	75,137	159,802	75,137
Interest expense, net of amounts capitalized	10,158	10,653	39,069	41,247
Other, net	(156)	4,812	(120)	2,840

Total costs and expenses, net	289,140	509,705	1,326,466	1,798,032

(Loss) income before taxes and noncontrolling interest	(21,593)	(31,639)	(247,801)	174,056
Income tax benefit (expense)	7,503	(11,261)	91,125	(90,243)

Net (Loss) Income	(14,090)	(42,900)	(156,676)	83,813

Noncontrolling interest	480	—	555	245

(LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(13,610)	$(42,900)	$(156,121)	$84,058

(Loss) earnings per share attributable to common stockholders:
Basic	$(0.11)	$(0.35)	$(1.29)	$0.68
Diluted	$(0.11)	$(0.35)	$(1.29)	$0.67

Weighted average shares outstanding:
Basic	121,339	121,095	121,072	124,246
Diluted	121,339	121,095	121,072	125,565

Condensed Consolidated Balance Sheets (in thousands):

	December 31,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$37,394	$92,691
Other current assets	346,738	466,431

Total current assets	384,132	559,122

Property and equipment, net	864,608	1,051,683
Goodwill	346,102	320,992
Other assets, net	69,568	85,126

TOTAL ASSETS	$1,664,410	$2,016,923

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$46,086	$46,185
Other current liabilities	143,683	227,188

Total current liabilities	189,769	273,373

Long-term debt, less current portion	523,949	633,591
Other non-current accrued liabilities	207,552	249,227

Equity	743,140	860,732

TOTAL LIABILITIES AND EQUITY	$1,664,410	$2,016,923

Consolidated Cash Flow Data (in thousands):

	Year Ended December 31,
	2009	2008
	(unaudited)

Net cash provided by operating activities	$184,837	$367,164
Net cash used in investing activities	(110,636)	(329,074)
Net cash used in financing activities	(127,475)	(7,970)
Effect of changes in exchange rates on cash	(2,023)	4,068

Net (decrease) increase in cash and cash equivalents	(55,297)	34,188

Cash and cash equivalents, beginning of period	92,691	58,503

Cash and cash equivalents, end of period	$37,394	$92,691

Results of Operations by Reportable Segment (in thousands, except for percentages):

	Well	Production	Functional
For the Three Months Ended December 31, 2009:	Servicing	Services	Support
	(unaudited)
Revenues from external customers	$211,470	$56,077	$—
Operating expenses	197,680	56,135	25,323
Operating income (loss)	13,790	(58)	(25,323)
Operating income (loss) as a percentage of revenue	6.5%	-0.1%	n/a

	Well	Production	Functional
For the Three Months Ended September 30, 2009:	Servicing	Services	Support
	(unaudited)
Revenues from external customers	$194,071	$43,600	$—
Operating expenses	186,155	52,819	26,475
Asset retirements and impairments	65,869	93,933	—
Operating loss	(57,953)	(103,152)	(26,475)
Operating loss as a percentage of revenue	-29.9%	-236.6%	n/a
Operating income (loss), excluding asset retirements and impairments	7,916	(9,219)	(26,475)
Operating income (loss), excluding asset retirements and impairments, as a percentage of revenue	4.1%	-21.1%	n/a

	Well	Production	Functional
For the Three Months Ended December 31, 2008:	Servicing	Services	Support
	(unaudited)
Revenues from external customers	$361,374	$116,692	$—
Operating expenses	273,708	99,016	46,379
Asset retirements and impairments	—	69,752	5,385
Operating income (loss)	87,666	(52,076)	(51,764)
Operating income (loss) as a percentage of revenue	24.3%	-44.6%	n/a
Operating income (loss), excluding asset retirements and impairments	87,666	17,676	(46,379)
Operating income (loss), excluding asset retirements and impairments, as a percentage of revenue	24.3%	15.1%	n/a

	Well	Production	Functional
For the Year Ended December 31, 2009:	Servicing	Services	Support
	(unaudited)
Revenues from external customers	$859,747	$218,918	$—
Operating expenses	781,504	240,625	105,586
Asset retirements and impairments	65,869	93,933	—
Operating income (loss)	12,374	(115,640)	(105,586)
Operating income (loss) as a percentage of revenue	1.4%	-52.8%	n/a
Operating income (loss), excluding asset retirements and impairments	78,243	(21,707)	(105,586)
Operating income (loss), excluding asset retirements and impairments, as a percentage of revenue	9.1%	-9.9%	n/a

	Well	Production	Functional
For the Year Ended December 31, 2008:	Servicing	Services	Support
	(unaudited)
Revenues from external customers	$1,470,332	$501,756	$—
Operating expenses	1,114,432	407,560	156,816
Asset retirements and impairments	—	69,752	5,385
Operating income (loss)	355,900	24,444	(162,201)
Operating income as a percentage of revenue	24.2%	4.9%	n/a
Operating income (loss), excluding asset retirements and impairments	355,900	94,196	(156,816)
Operating income (loss), excluding asset retirements and impairments, as a percentage of revenue	24.2%	18.8%	n/a

U.S. and International Revenue (in thousands):

	U.S.	International	Total

For the three months ended December 31, 2009:

Revenue from external customers	$208,388	$59,159	$267,547

For the three months ended December 31, 2008:

Revenue from external customers	$431,799	$46,267	$478,066

For the year ended December 31, 2009:

Revenue from external customers	$881,329	$197,336	$1,078,665

For the year ended December 31, 2008:

Revenue from external customers	$1,800,199	$171,889	$1,972,088

Below is a reconciliation of loss attributable to common stockholders as presented in accordance with United States generally accepted accounting principles (GAAP) to loss attributable to common stockholders as adjusted by certain one-time, non-cash charges (a non-GAAP measure) and loss attributable to common stockholders to Adjusted EBITDA (a non-GAAP measure) as required under Regulation G of the Securities Exchange Act of 1934. We exclude certain items from loss attributable to common stockholders because those items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the company’s trends, that it is appropriate for these items to otherwise be excluded. The loss, as adjusted, should not be considered a substitute for, or superior to, loss attributable to common stockholders as reported in accordance with GAAP.
Impact of One-time Non-Cash Charges on Consolidated Loss Attributable to Common Stockholders and Diluted Loss per Share (in thousands, except per share amounts):

	Year Ended December 31, 2009
	Loss Before	Loss
	Income Taxes and	Attributable to
	Noncontrolling	Common	Diluted Loss
	Interest	Stockholders	per Share
	(unaudited)
As reported	$(247,801)	$(156,121)	$(1.29)

Impact of items:

Rig retirement charges	65,869	41,629	0.34
Asset impairment charges	93,433	59,050	0.49
Goodwill impairment charges	500	316	—

Excluding items	$(87,999)	$(55,126)	$(0.46)

	Three Months Ended September 30, 2009
	Loss Before	Loss
	Income Taxes and	Attributable to
	Noncontrolling	Common	Diluted Loss
	Interest	Stockholders	per Share
	(unaudited)
As reported	$(198,206)	$(124,942)	$(1.03)

Impact of items:

Rig retirement charges	65,869	41,563	0.34
Asset impairment charges	93,433	58,956	0.49
Goodwill impairment charges	500	316	—

Excluding items	$(38,404)	$(24,107)	$(0.20)

	Three Months Ended December 31, 2008
	Income (Loss)
	Before Income	Income (Loss)	Diluted
	Taxes and	Attributable to	Income
	Noncontrolling	Common	(Loss) per
	Interest	Stockholders	Share
	(unaudited)
As reported	$(31,639)	$(42,900)	$(0.35)

Impact of items:

Goodwill impairment charges	69,752	67,413	0.55
Equity compensation charge	10,892	6,758	0.06
Impairment of equity-method investment	5,385	3,397	0.03

Excluding items	$54,390	$34,668	$0.29

	Year Ended December 31, 2008
	Income (Loss)
	Before Income	Income (Loss)	Diluted
	Taxes and	Attributable to	Income
	Noncontrolling	Common	(Loss) per
	Interest	Stockholders	Share
	(unaudited)
As reported	$174,056	$84,058	$0.67

Impact of items:

Goodwill impairment charges	69,752	67,413	0.54
Equity compensation charge	10,892	6,758	0.05
Impairment of equity-method investment	5,385	3,397	0.03

Excluding items	$260,085	$161,626	$1.29

Reconciliations to Adjusted EBITDA (in thousands, except for percentages):

	Three		Three		Three
	Months		Months		Months
	Ended		Ended		Ended
	December 31,	% of	September 30,	% of	December 31,	% of
	2009	Revenue	2009	Revenue	2008	Revenue
	(unaudited)

(Loss) income attributable to common stockholders	$(13,610)	-5.09%	$(124,942)	-52.57%	$(42,900)	-8.97%
Interest income	(39)	-0.01%	(42)	-0.02%	(333)	-0.07%
Interest expense, net of amounts capitalized	10,158	3.80%	9,082	3.82%	10,653	2.23%
Income tax (benefit) expense	(7,503)	-2.80%	(73,189)	-30.79%	11,261	2.36%
Depreciation and amortization expense	37,138	13.88%	44,477	18.71%	45,851	9.59%
Asset retirements and impairments	—	0.00%	159,802	67.24%	75,137	15.72%
Noncontrolling interest	(480)	-0.18%	(75)	-0.03%	—	0.00%
Loss on extinguishment of debt	472	0.18%	—	-0.15%	—	0.00%
Other (income) expense, net	295	0.11%	(359)	0.00%	3,477	0.73%
(Gain) loss on disposal of assets, net	(883)	-0.33%	1,945	0.82%	1,668	0.35%
One time equity compensation charge	—	0.00%	—	0.00%	10,892	2.28%

Adjusted EBITDA	$25,548	9.55%	$16,699	7.03%	$115,706	24.20%

	Year Ended		Year Ended
	December 31,	% of	December 31,	% of
	2009	Revenue	2008	Revenue

(Loss) income attributable to common stockholders	$(156,121)	-14.47%	$84,058	4.26%
Interest income	(499)	-0.05%	(1,236)	-0.06%
Interest expense, net of amounts capitalized	39,069	3.62%	41,247	2.09%
Income tax (benefit) expense	(91,125)	-8.45%	90,243	4.58%
Depreciation and amortization expense	169,562	15.72%	170,774	8.66%
Asset retirements and impairments	159,802	14.81%	75,137	3.81%
Noncontrolling interest	(555)	-0.05%	(245)	-0.01%
Loss on extinguishment of debt	472	0.04%	—	0.00%
Other (income) expense, net	(494)	-0.05%	4,717	0.24%
Loss (gain) on disposal of assets, net	401	0.04%	(641)	-0.03%
One time equity compensation charge	—	0.00%	10,892	0.55%

Adjusted EBITDA	$120,512	11.17%	$474,946	24.08%

“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, and adjusted for impairment charges, other income and expense, gains and losses on the disposal of assets, gains and losses on the extinguishment of debt, equity compensation charge and noncontrolling interest. Management does not include gains or losses on the disposal of assets, impairment charges and other income and expense in its calculations of Adjusted EBITDA, as it believes that they are either non-recurring or not representative of the company’s core operations. Other income and expense generally represents the company’s minority investments and foreign currency transaction gains and losses. As a minority shareholder in those equity-method investments, the company cannot directly impact the performance of that investment. Further, management believes that most investors exclude impairment charges, noncontrolling interests, gains and losses on the extinguishment of debt and gains and losses on the sale of assets from customary EBITDA calculations as those items are often viewed as non-recurring and not reflective of ongoing financial performance.
Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by the company’s management and directors and by external users of the company’s financial statements, such as investors, to assess:
•	The financial performance of the company’s assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of the company’s assets to generate cash sufficient to pay interest on its indebtedness; and
•	The company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect Key’s current or future requirements for capital expenditures or capital commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on Key’s debt;
•	Adjusted EBITDA does not reflect income taxes;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate Adjusted EBITDA differently than Key does, limiting its usefulness as a comparative measure; and
•
Adjusted EBITDA is a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.
Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that we will be unable to achieve financial and operational projections, including projections of revenues based on uncertain expectations of customer activity and spending levels, as well as expectations regarding performance of the company’s international businesses; risks associated with economic conditions in the United States and globally, including continued economic uncertainty and instability in global credit markets; risks affecting activity levels for our services, including possible declines or continued instability of commodity prices and inability of customers to increase, or customers even decreasing, their capital budgets and activity levels; availability of credit under the company’s revolving credit facility and related liquidity risks; risks that the company will be unable to identify or complete acquisitions and will be unable to successfully integrate acquired or joint venture operations; risks affecting foreign operations, including renewal of contracts subject to competitive bidding in Mexico, expanded operations through the company’s joint venture in Russia, and economic and labor conditions in Argentina; and other risks affecting the company’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, the impact of rig capacity in the market and weather risk.
Because such statements involve risks and uncertainties, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.